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                           GOLDEN OAK GROWTH PORTFOLIO
                   GOLDEN OAK MICHIGAN TAX FREE BOND PORTFOLIO
             GOLDEN OAK PRIME OBLIGATION MONEY MARKET FUND PORTFOLIO
                  GOLDEN OAK INTERMEDIATE-TERM INCOME PORTFOLIO
                           GOLDEN OAK VALUE PORTFOLIO
                     GOLDEN OAK TAX-MANAGED EQUITY PORTFOLIO
                      GOLDEN OAK SMALL CAP VALUE PORTFOLIO
                    GOLDEN OAK INTERNATIONAL EQUITY PORTFOLIO

                           SCHEDULE DATED MAY 31, 2000
                         TO THE ADMINISTRATION AGREEMENT
                             DATED JANUARY 28, 1993
                      AS AMENDED AND RESTATED MAY 17, 1994
                                     BETWEEN
                                 THE ARBOR FUND
                                       AND
       SEI INVESTMENTS MUTUAL FUNDS SERVICES (FORMERLY SEI FUND RESOURCES)

Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the Golden Oak Growth Portfolio (formerly the Golden Oak Diversified Growth Portfolio), Golden Oak Michigan Tax Free Bond Portfolio, Golden Oak Prime Obligation Money Market Fund Portfolio, Golden Oak Intermediate-Term Income Portfolio, Golden Oak Value Portfolio (formerly the Golden Oak Growth and Income Portfolio), Golden Oak Tax-Managed Equity Portfolio, Golden Oak Small Cap Value Portfolio, and Golden Oak International Equity Portfolio (the "Portfolios") at an annual rate of .20% of the average daily net assets of each Portfolio. There is a minimum annual administration fee of $50,000 for each of the Golden Oak Michigan Tax Free Bond Portfolio, the Golden Oak Value Portfolio and Golden Oak Small Cap Value Portfolio and any other new Golden Oak portfolios which the Trust may register.

Term: Pursuant to Article 9, the term of this Agreement shall commence on May 19, 1997 and shall remain in effect for 5 years ("Initial Term"). This Agreement shall continue in effect for successive periods of 3 years after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.